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                                   EXHIBIT 7
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                          STOCKHOLDER OPTION AGREEMENT


                 AGREEMENT, dated as of May 18, 1994 among Speedbird Merge, Inc., a Delaware corporation ("Buyer"), and the holders (the "Stockholders") of the shares of common stock, $0.01 par value (the "Shares") of The ASK Group, Inc., a Delaware corporation (the "Company"), listed on the signature pages hereof.

                 In order to induce Buyer and certain of its affiliates to enter into an agreement and plan of merger (the "Merger Agreement") with the Company, Buyer has requested the Stockholders, and the Stockholders have agreed, to enter into this Agreement.

                 The parties hereto agree as follows:

                                   ARTICLE I

                                  STOCK OPTION

                 Section 1.1 Grant of Stock Option. Each of the Stockholders hereby grants to Buyer an irrevocable option (the "Option") to purchase all Shares (including the associated Rights, as defined in Section 4.5 of the Merger Agreement) presently owned by them as set forth on the signature pages hereto and any additional Shares (including such associated Rights) acquired by such Stockholder (whether by purchase or otherwise) after the date of this Agreement (such "Stockholder's Shares" and, collectively, the "Stockholder Shares") at a purchase price of $13.25 per Stockholder Share (including such associated Rights) (as adjusted pursuant to Section 1.5, the "Purchase Price").

                 Section 1.2 Exercise of Option. (a) Subject to the conditions set forth in Section 1.4 hereof, the Option may be exercised by Buyer, in whole or in part, at any time or from time to time after the date hereof and prior to the 30th business day after the termination of the Merger Agreement in accordance with the terms thereof. In the event Buyer wishes to exercise the Option for all or some of the Stockholder Shares other than pursuant to the Offer (as defined in the Merger Agreement), Buyer shall send a written notice (the "Exercise Notice") to the Stockholders specifying the total number of Stockholder Shares it wishes to purchase pursuant to such exercise (and the corresponding number of each such Stockholder's Shares) and the place, the date (not less than one nor more than 20 business days from the date of the Exercise Notice), and the time for the closing of such purchase, provided that such date and time may be earlier than one day after the Exercise Notice if reasonably practicable. Each closing of a purchase of Stockholder Shares pursuant to this Section 1.2(a) (a "Closing") shall take place at the place, on the date and at the time designated by Buyer in its Exercise Notice, provided that if, at the date of the Closing herein provided for, the conditions set forth in Section 1.4 shall not have been satisfied (or waived),
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Buyer may postpone the Closing until a date within five business days after such conditions are satisfied.

                 (b) Upon receipt of instructions from the Buyer, each Stockholder shall deliver to the depositary (the "Depositary") designated in the Offer (i) a letter of transmittal with respect to such Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depositary to make payment for such Shares directly to the Stockholder (but if such Shares are not accepted for payment and are to be returned pursuant to the Offer, to return such Shares to such Stockholder whereupon they shall continue to be held by such Stockholder subject to the terms and conditions of this Agreement), (ii) the Certificates and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (such documents in clauses (i) through (iii) collectively being hereinafter referred to as the "Tender Documents").

                 (c) Each Stockholder will deliver (x) the Certificates to the Buyer (in accordance with Buyer's instructions) upon receipt of the notice provided for in paragraph (a) above or (y) the Tender Documents to the Depositary upon receipt of the instructions provided for in paragraph (b) above and will not (without prior written notice to the Buyer) withdraw the tender effected thereby, in each case in accordance with this Section 1.2. Any withdrawn Shares shall continue to be held by such Stockholder subject to the terms and conditions of this Agreement.

                 (d) Except to the extent otherwise provided in Section 1.2(e) below, Buyer shall not be under any obligation to deliver any Exercise Notice and may allow the Option to terminate without purchasing any Stockholder Shares hereunder; provided, however, that once Buyer has delivered to the Stockholders an Exercise Notice, subject to the terms and conditions of this Agreement, Buyer shall be bound to effect the purchase as described in such Exercise Notice.

                 (e) Buyer agrees that, if Buyer shall have accepted Shares for payment and purchased Shares pursuant to the Offer, Buyer shall, within ten business days of such purchase, exercise the Option in its entirety (or any remaining portion of the Option). This paragraph (e) shall inure to the benefit of the Company.

                 Section 1.3 Closing. At the Closing, (a) each Stockholder shall deliver to Buyer (in accordance with Buyer's instructions) a certificate or certificates (the "Certificates") representing such Stockholder's Shares, duly endorsed or accompanied by stock powers duly executed in blank and (b) Buyer shall deliver to such Stockholder a certified or bank cashier's check or checks payable to or upon the order of such Stockholder in an amount equal to (i) the number of such Stockholder's Shares being purchased at such Closing multiplied by (ii) the Purchase Price (the "Purchase Amount").
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                 Section 1.4      Conditions.  The obligation of each
Stockholder to sell Stockholder Shares at any Closing is subject to the following conditions:

                          (i) The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects on the date thereof as if made on such date.

                          (ii)    All waiting periods under the
         Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to such exercise of the Option shall have expired or been terminated.

                          (iii) There shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Option.

                          (iv) The Buyer shall have commenced the Offer, the Buyer shall not have materially breached any of its material covenants and agreements in the Merger Agreement, and the Merger Agreement shall not have been terminated.

                          (v) (A) A tender or exchange offer for any Shares shall have been made or publicly proposed to be made by another person, (B) it shall have been publicly disclosed (or Buyer shall have learned) that any person, entity or group (as that term is used in
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall have acquired or proposed to acquire more than 25% of the Shares, or shall have granted any option or right, conditional or otherwise, to acquire more than 25% of the Shares, other than acquisitions for bona fide arbitrage purposes, or a group shall have been formed the members of which hold in the aggregate more than 25% of the Shares, (C) any person other than Buyer or an affiliate of Buyer has entered into an agreement or an agreement in principle providing for a merger, consolidation or other business combination with, or a purchase of all or substantially all the assets of, the Company or of any subsidiary or division of the Company the business of which could constitute a "significant subsidiary" as that term is used in Rule 1.02 of Regulation S-X of the Securities and Exchange Commission, (D) the Board of Directors of the Company has failed to make, or has revoked or modified, its unqualified recommendation in favor of the Offer and the Merger or its approval of the entry by Buyer into this Agreement, or (E) the Company has committed a material breach of any provision of the Merger Agreement.
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                 Section 1.5      Adjustment Upon Changes in Capitalization or
Merger. (a) In the event of any change in the Company's capital stock by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, extraordinary or liquidating dividends, or other changes in the corporate or capital structure of the Company which would have the effect of diluting or changing the Buyer's rights hereunder, the number and kind of shares or securities subject to the Option and the purchase price per Stockholder Share (but not the total purchase price) shall be appropriately and equitably adjusted so that the Buyer shall receive upon exercise of the Option the number and class of shares or other securities or property that the Buyer would have received in respect of the Stockholder Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. Each Stockholder shall take such steps in connection with such consolidation, merger, liquidation or other such action as may be necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

                 (b) In the event the consideration per Share to be paid by Buyer pursuant to the Offer is increased, the Purchase Price shall be similarly increased and in the event the Closing hereunder shall have occurred, Buyer shall promptly pay to each Stockholder the product of the amount of such increase in the Purchase Price multiplied by the number of such Stockholder's Shares as to which the Option has been exercised.


                                   ARTICLE II

                                 GRANT OF PROXY

                 Each Stockholder hereby revokes any and all previous proxies granted with respect to such Stockholder's Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in such manner and upon such matters as Buyer or its proxy or substitute shall, in Buyer's sole discretion, deem proper with respect to such Stockholder's Shares. The proxy granted by each Stockholder pursuant to this Article II is irrevocable and is granted in consideration of Buyer's entering into this Agreement and the Merger Agreement; provided, however, that such proxy shall be revoked upon termination of this Agreement in accordance with its terms.
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                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                 Each of the Stockholders severally represents and warrants to the Buyer that:

                 Section 3.1 Valid Title. Such Stockholder is the sole, true, lawful and beneficial owner of such Stockholder's Shares with no restrictions on such Stockholder's voting rights or rights of disposition pertaining thereto. At any Closing, such Stockholder will convey good and valid title to such Stockholder's Shares being purchased free and clear of any and all claims, liens, charges, encumbrances and security interests. None of such Stockholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

                 Section 3.2 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within such Stockholder's powers, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body, agency, official or authority (except as required under the HSR Act), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of such Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on such Stockholder or result in the imposition of any lien on any asset of such Stockholder.

                 Section 3.3 Binding Effect. This Agreement has been duly executed and delivered by such Stockholder and is the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement.

                 Section 3.4      Total Shares.  Except as disclosed under
Section 4.5 of the Company Disclosure Letter that accompanies the Merger Agreement, the number of Shares set forth on the signature pages hereto are the only Shares beneficially owned by such Stockholder and, except as set forth on such signature pages, the beneficial owner or owners of such Stockholder's Shares own no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has or have no other interest in or voting rights with respect to any securities of the Company.
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                 Section 3.5      Finder's Fees.  No investment banker, broker
or finder is entitled to a commission or fee from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 The Buyer represents and warrants to each of the Stockholders:

                 Section 4.1 Corporate Power and Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the board of directors of Buyer and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally.

                 Section 4.2 Acquisition for Buyer's Account. Any Stockholder Shares to be acquired upon exercise of the Option will be acquired by Buyer for its own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act of 1933.


                                   ARTICLE V

                         COVENANTS OF THE STOCKHOLDERS

                 Each of the Stockholders hereby covenants and agrees that:

                 Section 5.1 No Proxies for or Encumbrances on Stockholder Shares. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Such Stockholder shall not seek or solicit any such
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acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or assignment or understanding and agrees to notify Buyer promptly and to provide all details requested by Buyer if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.

                 Section 5.2 No Shopping. Such Stockholder shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) subject to the fiduciary duty of such Stockholder as a director of the Company under applicable law (if such Stockholder is such a director), participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing. Such Stockholder shall promptly advise Buyer of the terms of any communications it may receive relating to any of the foregoing.

                 Section 5.3 Conduct of Stockholders. Such Stockholder will not (i) take, agree or commit to take any action that would make any representation and warranty of such Stockholder hereunder inaccurate in any respect as of any time prior to the termination of this Agreement or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.


                                   ARTICLE VI

                                 MISCELLANEOUS

                 Section 6.1 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                 Section 6.2 Further Assurances. In the event the Buyer exercises the Option, the Buyer and the Stockholders will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable the Buyer and any assignee to exercise and enjoy all benefits and rights of the Stockholders with respect to the Option and the Stockholder Shares.
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                 Section 6.3      Additional Agreements.  Subject to the terms
and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and which may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

                 Section 6.4 Specific Performance. The parties hereto agree that the Buyer may be irreparably damaged if for any reason any Stockholder failed to sell such Stockholder's Shares (or other securities deliverable pursuant to Section 1.5) upon exercise of the Option or to perform any of its other obligations under this Agreement, and that the Buyer would not have an adequate remedy at law for money damages in such event. Accordingly, the Buyer shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by each Stockholder. This provision is without prejudice to any other rights that the Buyer may have against any Stockholder for any failure to perform its obligations under this Agreement.

                 Section 6.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to such party at its address set forth on the signature page hereto.

                 Section 6.6 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Stockholder Shares.

                 Section 6.7 Amendments; Termination. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement may be terminated by any of the parties hereto upon written notice to the other parties hereto on or after the 30th business day after the termination of the Merger Agreement in accordance with its terms.

                 Section 6.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that Buyer may assign its rights and obligations to any affiliate of Buyer and provided, further, that no Stockholder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Buyer.

                 Section 6.9 Governing Law. This Agreement shall be construed in accordance with and governed by the law of (NEW YORK) without giving effect to the principles of conflicts of laws thereof.
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                 Section 6.10     Counterparts; Effectiveness.  This Agreement
may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
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                 IN WITNESS WHEREOF, the parties have cause this Agreement to be duly executed as of the day and year first above written.


                                        SPEEDBIRD MERGE, INC.


                                        By:
                                              One Computer Associates Plaza
                                              Islandia, NY  11788-7000


Class of Stock   Shares Owned           ELECTRONIC DATA SYSTEMS
- --------------   ------------            CORPORATION
common           4,008,535

                                        By:
                                              7171 Forest Lane
                                              Dallas, TX  75230


Class of Stock   Shares Owned           HEWLETT-PACKARD COMPANY
- --------------   ------------
common           2,004,268

                                        By:
                                              3000 Hanover Street
                                              Palo Alto, CA  94304


Class of Stock   Shares Owned           THOMAS I. UNTERBERG
- --------------   ------------
common

                                        By:
                                              c/o The ASK Group, Inc.
                                              2880 Scott Boulevard
                                              Santa Clara, CA  95052
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Class of Stock   Shares Owned               ROBERT H. WATERMAN, JR.
- --------------   ------------
common           6,000

                                            ------------------------------------
                                                c/o The ASK Group, Inc.
                                                2880 Scott Boulevard
                                                Santa Clara, CA  95052


Class of Stock   Shares Owned               PAUL C. ELY, JR.
- --------------   ------------
common           5,000

                                            ------------------------------------
                                                c/o The ASK Group, Inc.
                                                2880 Scott Boulevard
                                                Santa Clara, CA  95052


Class of Stock   Shares Owned               ERIC CARLSON
- --------------   ------------
common           10,000

                                            ------------------------------------
                                                c/o The ASK Group, Inc.
                                                2880 Scott Boulevard
                                                Santa Clara, CA  95052